UNITED STATES SEC FILE NUMBER          SEC FILE NUMBER
                       SECURITIES AND EXCHANGE COMMISSION                0-28348
                         WASHINGTON, D.C. 20549 0-28348
                                                                    CUSIP NUMBER
                                  FORM 12b -25
                                                                     233041 30 0
                           NOTIFICATION OF LATE FILING

Check One:

    [ ]Form 10-KSB  [ ]Form 20-F  [ ]Form 11-K   [X]Form 10-QSB  [ ]Form N-SAR

    For Period Ended:  June 30, 2002

    [ ]   Transition Report on Form 10-K
    [ ]   Transition Report on Form 20-F
    [ ]   Transition Report on Form 11-K
    [ ]   Transition Report on Form 10-Q
    [ ]   Transition Report on Form N-SAR
    For the Transition Period Ended: __________________________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION


         DBS INDUSTRIES, INC.
         ______________________
         Full Name of Registrant

         _________________________
         Former Name if Applicable


         100 Shoreline Highway, Suite 190A
         ________________________________________________________
         Address of Principal Executive Office (Street and Number)


         Mill Valley, CA 94941
         ________________________
         City, State and Zip Code


PART II -- RULES 12b - 25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b - 25(b), the following should be completed. (Check box if appropriate.)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort expense;

     [X]  (b) The subject annual report,  semi-annual report,  transition report on Form 10-KSB, Form 20-K, Form 11-K, Form N-SAR or a portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB or a portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]  (c) The  accountant's statement or other  exhibit required by Rule 12b
              - 25(c) has been attached if applicable.


PART III - NARRATIVE


State below in reasonable detail the reasons why Form 10-KSB, 11-K, 20-F, 10-QSB, N-SAR, transition report or a portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company requires additional time to complete the organization of its Form 10-QSB for the period ended June 30, 2002.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         Fred W. Thompson                       (415) 380-8055
         _______________________________________________________________________
         (Name)                                 (Area Code and Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         [X]  Yes                   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [X]  Yes                   [ ] No

          As  a  result  of  a  review  by  our  independent  auditor,   further
          adjustments may be necessary to our 2nd quarter Form 10-QSB.


                              DBS INDUSTRIES, INC.

                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                             /s/ Fred W. Thompson
Date:    August 15, 2002                 By: ___________________________________
                                             Fred W. Thompson
                                             Chief Executive Officer & President